Amended and Restated
Money Manager Agreement

      This agreement (the Agreement) is between TIFF
Investment Program (TIP), a Delaware statutory trust, for its TIFF Multi-Asset Fund (the Fund), AJO, LP (the
Manager), a registered investment adviser under the Investment Advisers Act of 1940, as amended (the
Advisers Act) and is effective as of September 23, 2015
(the Effective Date). This agreement replaces the agreement dated June 27, 2012, as amended December
16, 2014.

      Recitals

     TIP is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act); and

     TIP wishes to retain the Manager to render advisory services to the Fund, and the Manager is willing to render those services.

         Now, therefore, the parties agree as follows:

1.      Managed Assets

     The Manager will provide investment management services with respect to assets placed with the Manager on behalf of the Fund from time to time. Such assets may be placed in one or more separately managed accounts (each, a Managed Account), and each Managed Account may be changed by investment, reinvestment, additions, disbursements of expenses, and withdrawals. All assets placed in such Managed Accounts are referred to in this Agreement as the Managed Assets. The Fund may make additions to or withdraw all or any portion of the Managed
Assets from this management arrangement at any time.

2.      Appointment and Powers of Manager; Investment
Approach

     (a)   Appointment.    TIP, acting on behalf of the Fund,
hereby appoints the Manager to manage the Managed
Assets for the period and on the terms set forth in this Agreement. The Manager hereby accepts this appointment and agrees to render the services herein described in accordance with the requirements described in Section 3(a).

     (b) 	Powers. Subject to the supervision of the
Board of Trustees of TIP and subject to the supervision of TIFF Advisory Services, Inc. (TAS) as Investment Adviser to the Fund, the Manager shall direct investment of the Managed Assets in accordance with the Managers
Investment Approach and the requirements of Section
3(a). TIP, acting on behalf of the Fund, grants the Manager authority to:

(i) 	Acquire (by purchase, exchange,
subscription, or otherwise), hold and
dispose of (by sale, exchange or
otherwise) investments and other
securities;

(ii)	Determine what portion of the
Managed Assets will be held
uninvested; and

(iii)	Enter into such agreements and
make such representations
(including representations regarding
the purchase of securities for
investment) as may be necessary or
proper in connection with the
performance by the Manager of its
duties hereunder.

      (c)	Power of Attorney.	To enable the
Manager to exercise fully the discretion granted hereunder, TIP appoints the Manager as its attorney-in-fact to invest, sell, and reinvest the Managed Assets as fully as TIP itself could do. The Manager hereby accepts this appointment.

      (d) 	Voting.		The Manager shall be
authorized to vote on behalf of the Fund any proxies relating to the Managed Assets, provided, however, that the Manager shall comply with any instructions received from the Fund as to the voting of securities and handling of proxies.

      (e) 	Independent Contractor.	 Except as
expressly authorized herein, the Manager shall for all purposes be deemed to be an independent contractor and shall have no authority to act for or to represent TIP, the Fund, or TAS in any way, or otherwise to be an agent of any of them.

      (f)	Reporting.  The Manager shall furnish to TIP
upon reasonable request such information that TIP may reasonably require to complete documents, reports, or regulatory filings.

3. 	Requirements; Duties

      (a) 	Requirements.		 In performing
services for the Fund and otherwise discharging its obligations under this Agreement, the Manager shall act in conformity with the following requirements (the
Requirements):


(i)	TIPs Registration Statement under
the 1940 Act and the Securities Act
of 1933, as amended, on Form N-1A,
as filed with the Securities and
Exchange Commission relating to
the Fund and the shares of common
stock in the Fund, as such
Registration Statement may be
amended from time to time (the
Registration Statement);

(ii)	The 1940 Act, the Internal Revenue
Code of 1986, as amended, and all
other applicable federal and state
laws and regulations which apply to
the Manager in conjunction with
performing services for the Fund, if
any;

(iii)	Written instructions and directions
of the Board of Trustees of TIP;

(iv)	Written instructions and directions
of TAS; and

(v)	The Managers Investment
Guidelines, which may be amended
from time to time through mutual
agreement by the Manager and TAS.

      The Manager only shall be responsible for complying with those requirements specified in this Paragraph 3 to the extent it has received from TIP or TAS written instructions or directions or the document that contains or states such requirements, other than the 1940
Act or the Internal Revenue Code of 1986.

      (b) 	Responsibility with Respect to Actions of
Others.	TIP places the investment portfolio of each of its
funds, including the Fund, with one or more investment managers. To the extent the applicability of, or conformity with, the Requirements depends upon investments made by, or activity of, managers other than the Manager, the Manager agrees to comply with such Requirements: (i) to the extent that such compliance is within the Managers Investment Guidelines; and (ii) to the extent that the Manager is provided with information sufficient to ascertain the applicability of such Requirements. If it appears to the Fund at any time that the Fund may not be in compliance with any Requirement and the Fund so notifies the Manager, the Manager shall promptly take such actions not inconsistent with applicable law as the Fund or TAS may reasonably specify to effect compliance.

      (c)	Responsibility with Respect to Performance
of Duties. Except as permitted by Paragraph 7 of this Agreement, in performing its duties under this Agreement, the Manager will act solely in the interests of the Fund and shall use reasonable care and its best judgment in matters relating to the Fund. The Manager will not deal with the Managed Assets in its own interest or for its own account.

      (d)	Valuation.  The Manager shall not  be
responsible for calculating net asset value of the Funds portfolio or making final decisions on the value of portfolio securities used to calculate such net asset value, but must review regularly the pricing of the Managed Assets as made available by or on behalf of the Fund. The Manager agrees to notify the Fund promptly if the Manager reasonably believes that the value of any portfolio security comprising the Managed Assets may not reflect fair value.
The Manager agrees to provide upon request any pricing information of which the Manager is aware to the Fund, to TAS, or to the Funds administrator to assist in the determination of the fair value of any portfolio security for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Funds valuation procedures for the purpose of calculating the Funds net asset value in accordance with procedures and methods established by the board of trustees of TIP.

4.	Recordkeeping and Reporting

     (a)     Records.    The Manager shall maintain proper
and complete records relating to the furnishing of investment management services under this Agreement, including records with respect to the securities transactions for the Managed Assets required by Rule 31a-
1 under the 1940 Act. All records maintained pursuant to this Agreement shall be subject to examination by the Fund and by persons authorized by it during reasonable business hours upon reasonable notice. Records required by Rule 31a-1 maintained as specified above shall be the property of the Fund; the Manager will preserve such records for the periods prescribed by Rule 31a-2 under the 1940 Act and shall surrender such records promptly at the Funds request. Upon termination of this Agreement, the Manager shall promptly return records that are the Funds property and, upon demand, shall make and deliver to the Fund true and complete and legible copies of such other records maintained as required by this Section 4(a) as the Fund may request. The Manager may retain copies of records furnished to the Fund.

     (b)	Reports to Custodian.	 The Manager shall
provide to the Funds custodian and to the Fund on each business day, information relating to all transactions concerning the Managed Assets.

     (c)	Other Reports.	  The Manager shall render to
the Board of Trustees of TIP and to TAS such periodic and special reports as the Board or TAS may reasonably request.

5.	Purchase and Sale of Securities

      (a) 	Selection of Brokers.	 The Manager shall
place all orders for the purchase and sale of securities on behalf of the Fund with brokers or dealers selected by the Manager in conformity with the policy respecting brokerage set forth in the Registration Statement. Neither the Manager nor any of its officers, employees, or any of its affiliated persons, as defined in the 1940 Act, will act as principal or receive any compensation in connection with the purchase or sale of investments by the Fund other than the management fees provided for in Section 6 hereof. The Manager will not be liable to Client for any acts or omissions made by the Administrator, Custodian, or other service provider to the Fund, unless such liability resulted from acts or omissions of the Manager or from information from the Manager.

      In placing such orders, the Manager will give primary consideration to obtaining the most favorable price and efficient execution reasonably available under the circumstances and in accordance with applicable law.
In evaluating the terms available for executing particular transactions for the Fund and in selecting broker-dealers to execute such transactions, the Manager may consider, in addition to commission cost and execution capabilities, those factors that it deems relevant, such as the financial stability and reputation of broker-dealers and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by such broker-dealers. The
Manager is authorized to pay a broker-dealer who provides such brokerage and research services a commission for executing a transaction which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if the Manager determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer in discharging responsibilities with respect to the Fund or to other client accounts as to which it exercises investment discretion.

      (b)	Aggregating Orders.	On occasions when
the Manager deems the purchase or sale of a security to be in the best interest of the Fund as well as other advisory clients of the Manager, the Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of securities so purchased or sold, as well as the expense incurred in the transaction, will be made by the Manager in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Fund and its other advisory clients.

6.	Management Fees; Expenses

     (a)    Management Fees.   Schedule I-A and Schedule
I-B attached hereto set out the fees to be paid by the Fund to the Manager for the respective Managed Accounts.

     (b) Expenses. The Manager shall furnish at its own expense all of its own office facilities, equipment and supplies, and shall perform at its own expense all routine and recurring functions necessary to render the services required under this Agreement, including administrative, bookkeeping and accounting, clerical, statistical and correspondence functions. The Fund shall pay directly, or, if the Manager makes payment, reimburse the Manager for, (i) custodial fees for the Managed Assets, (ii) brokerage commissions, issue and transfer taxes and other costs of securities transactions to which the Fund is a party, including any portion of such commissions attributable to research and brokerage services; and (iii) taxes, if any, payable by the Fund. In addition, the Fund shall pay directly, or, if the Manager makes payment, reimburse the Manager for, such non-recurring special out-of-pocket costs and expenses as may be authorized in advance by the Fund.

7.	Non-Exclusivity of Services

      The Manager is free to act for its own account and to provide investment management services to others.
The Fund acknowledges that the Manager and its officers and employees, and the Managers other advisory clients, may at any time have, acquire, increase, decrease or dispose of positions in the same investments which are at the same time being held, acquired for or disposed of under this Agreement for the Fund. Neither the Manager nor any of its officers or employees shall have any obligation to effect a transaction under this Agreement simply because such a transaction is effected for his or its own account or for the account of another advisory client. The Fund agrees that the Manager may refrain from providing any advice or services concerning securities of companies for which any officers, directors, partners or employees of the Manager or any of the Managers affiliates act as financial adviser, investment manager or in any capacity that the Manager deems confidential, unless the Manager determines in its sole discretion that it may appropriately do so. The Fund appreciates that, for good commercial and legal reasons, material nonpublic information which becomes available to affiliates of the Manager through these relationships cannot be passed on to the Fund.

8.	Liability

      The Manager shall not be liable to the Fund, TIP, or TAS for any error of judgment, acts, omission, or mistake of law or any loss arising out of its obligations and duties in providing services under this Agreement, except that the Manager shall be liable to the Fund for any loss resulting from Managers willful misfeasance, bad faith, gross negligence or reckless disregard by the Manager of its obligations and duties in providing services under this Agreement. The Manager shall not be held liable for any acts or omissions of the Funds Custodian or Administrator or any other third party, unless such liability resulted from acts or omissions of the Manager or information from the Manager. Nothing in this Agreement shall constitute a waiver or limitation of any rights which the Fund, TIP, or TAS may have under applicable state or federal laws.

	TIP understands that the Manager, in the performance of its obligations and duties under this Agreement, is entitled to rely in good faith upon the accuracy of the information furnished by, or on behalf of, the Fund, without further investigation.

9.	Representations

     (a) 	The Manager hereby represents to the Fund
that the Manager is registered as an investment adviser under the Advisers Act, that it has full power and authority to enter into and perform fully the terms of this Agreement, and that the execution of this Agreement on behalf of the Manager has been duly authorized and, upon execution and delivery, this Agreement will be binding upon the Manager in accordance with its terms.

     (b)	The Manager represents that it is in
material compliance with all applicable laws, both federal and state.

     (c)	TIP hereby represents to the Manager that
it has full power and authority to enter into this Agreement, its execution and delivery of this Agreement on behalf of the Fund have been duly authorized, and this Agreement represents the legal, valid and binding obligation of TIP, enforceable in accordance with its terms.

     (d)	TIP acknowledges receipt of Parts 2A and B
of the Managers Form ADV and Commodity Trading
Advisor (CTA) Disclosure Document (if applicable).

     (e)	TIP hereby represents that TIP and the Fund
are in material compliance with all applicable state and
federal securities laws and regulations.
     (f)	TIP hereby represents that each
shareholder of the Fund was a Qualified Client as that term is defined in Rule 205-3(d) under the Advisers Act at the time it became a shareholder of the Fund.

10.	Term

      This Agreement shall continue in effect for a period of two (2) years from the date hereof and shall thereafter be automatically renewed for successive periods of one (1) year each, provided such renewals are specifically approved at least annually in conformity with the requirements of the 1940 Act; provided however, that this Agreement may be terminated without the payment of any penalty by (a) the Fund, if a decision to terminate is made by the Board of Trustees of TIP or by a vote of a majority of the Funds outstanding voting securities (as defined in the 1940 Act), or (b) the Manager, and in either case with at least 30 days written notice from the terminating party and on the date specified in the notice of termination.

      The rights and obligations that are provided in section (f) of Paragraph 2 shall survive the cancellation, expiration or termination of this Agreement.

      This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

11.	Amendment

      Except as otherwise provided in this Agreement, this Agreement may be amended by mutual consent, but the consent of the Fund must be approved in conformity with the requirements of the 1940 Act and any order of the Securities and Exchange Commission that may address the applicability of such requirements in the case of the Fund.

12.	Notices

      Notices or other communications required to be given pursuant to this Agreement shall be deemed duly given when delivered in writing or sent by fax or three days after mailing registered mail postage prepaid as follows:

To TIP, 	c/o 	TIFF Advisory Services, Inc.
the Fund, 	General Counsel
or both:	170 N. Radnor Chester Rd.
		Suite 300
		Radnor, PA 19087
		Fax: 610-684-8080
		Email:	miops@tiff.org with a copy to
rmaestro@tiff.org


To The		AJO, LP
Manager:	230 South Broad Street
		Twentieth Floor
		Philadelphia, PA  19102
		Attention: Theodore R. Aronson
		Fax: 215-546-7506

	Each party may change its address by giving notice as herein required.

13.	Sole Instrument

      This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect.

14.	Counterparts

      This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

15.	Applicable Law

      This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the State of Delaware without reference to principles of conflict of laws. Nothing herein shall be construed to require either party to do anything in violation of any applicable law or regulation.

16.	Change in Management or Control of Manager

      The Manager agrees to notify TIP and the Fund in writing of any changes in the membership of the Manager within a reasonable time period after such change.

17.	Confidential Information

	Any information or recommendations supplied by any party to this Agreement, which are not otherwise in the public domain or previously known to another party in connection with the performance of obligations hereunder, including securities or other assets held or to be acquired by the Fund, transactions in securities or other assets effected or to be effected on behalf of the Fund, or financial information or any other information relating to a party to this Agreement, are to be regarded as confidential (Confidential Information).

      No party may use or disclose to others Confidential
Information about the other party, except solely for the legitimate business purposes of the Fund for which the Confidential Information was provided; as may be required by applicable law or rule or compelled by judicial or regulatory authority having competent jurisdiction over the party; or as specifically agreed to in writing by the other party to which the Confidential Information pertains.
Further, no party may trade in any securities issued by another party while in possession of material non-public information about that party. Lastly, the Manager may not consult with any other money managers for the Fund about transactions in securities or other assets of the Fund, except for purposes of complying with the 1940 Act or SEC rules or regulations applicable to the Fund. Nothing in this Agreement shall be construed to prevent the Manager from lawfully giving other entities investment advice about, or trading on their behalf in, shares issued by the Fund or securities or other assets held or to be acquired by the Fund.

      IN WITNESS WHEREOF, the parties hereto execute this Agreement on and make it effective on the Effective
Date specified in the first paragraph of this Agreement.


TIFF Investment Program				AJO, LP
On behalf of the Fund


By:__/s/ Kelly Lundstrom_________
	By:__/s/_Theodore R. Aronson_________

Title:___Vice President___________
	Title:____Managing Principal_______




















Schedule I-A
to the

Amended and Restated Money Manager Agreement (the
Agreement) Dated as of September 23, 2015

between

AJO, LP (the Manager) and
TIFF Investment Program for its TIFF Multi-Asset Fund
(the Fund)

Performance Fee Calculation
Dated September 23, 2015

This fee schedule shall apply to the Managed Account generally referred to by the parties as the Large Cap account. The Managed Account to which this fee schedule shall apply has a benchmark of the S&P 500 Index.

Compensation

	As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to this Agreement, the Fund will pay to the Manager a fee according to the following formula:

	Fee = 10 + 0.16 x (Excess Return - 75); subject to
Floor of 10 bp,
	Cap of 50 bp and computed in accordance with the following provisions.

All capitalized terms used but not defined in this Schedule
I-A shall have the meanings ascribed to them in the Agreement.


Certain Defined Terms

	Beginning Date shall mean the date that the Manager begins (or resumes after a hiatus) to render services under this Agreement.

	Excess Return shall mean the return of the Manager that exceeds the return of the benchmark (the
S&P 500 Index, or any successor index thereof) during the performance measurement period (trailing 12 calendar months).

	Minimum Fee shall mean, with respect to any full calendar month, the result obtained by multiplying the average daily value of the net assets (gross of expenses except custodian transactions charges) of the Managed
Account during such month by 1/12th of the floor rate set forth in this Schedule I to the Agreement.

	Performance Adjusted Fee shall be determined as of the last day of each calendar month and shall mean the result obtained by multiplying the average daily value of the net assets of the Managed Account (computed as described in the Funds Registration Statement) during the performance measurement period (trailing 12 calendar months) by 1/12th of the Performance Fee Rate determined in accordance with this Schedule I-A.

	Performance Fee Rate shall mean the rate of fee produced by application of the formula set forth above. Under such formula, the rate of fee varies directly with the time-weighted rate of return achieved for the Fund by the Manager over the applicable performance measurement period, but is never greater than the cap rate nor less than the floor rate specified in the formula. The rate of fee varies above and below the fulcrum fee rate, i.e., the rate that is midway between the cap rate and the floor rate, depending on the amount by which the Managers return exceeds, or is less than, the return of the benchmark specified in the formula. The rate at which the Performance Fee Rate changes in response to a specified increment of change in the Managers performance relative to the performance of the benchmark is constant. The Performance Fee Rate will change as the Managers performance varies from the performance of the benchmark in increments of one basis point.

Fee For Services

	(a) 	Fee.	For services rendered by the
Manager hereunder during each full calendar month, the Manager shall be entitled to a fee equal to the Performance Adjusted Fee, payable by the Fund no later than thirty (30) days after the end of the 12-month measurement period to which such fee relates.

	(b)	Early Termination.	If the Manager ceases
to render services hereunder at any time during, and before the end of, any full calendar month, the Manager shall be entitled to a fee for services rendered hereunder during such month equal to 150% of the Minimum Fee
(prorated based on the number of days during such calendar month that the Manager provided services hereunder) payable by the Fund during the month following the month in which the Manager ceased to render services hereunder.

      (c) The parties agree that the entering into of this Agreement shall not be considered an early termination with respect to the Fund under the provisions of the previous agreement. The compensation and fee schedule that were in effect under the previous agreement and the compensation and fee schedule herein are identical, and the fees payable to the Manager hereunder shall be calculated using the applicable measuring periods as though the previous agreement had not been superseded with this Agreement.

Miscellaneous

In the event of any inconsistency between this Schedule I-
A and the Money Manager Agreement to which it relates, this Schedule I-A shall govern.
Schedule I-B
to the

Amended and Restated Money Manager Agreement (the
Agreement) Dated as of September 23, 2015

between

AJO, LP (the Manager) and
TIFF Investment Program for its TIFF Multi-Asset Fund
(the Fund)

Performance Fee Calculation
Dated September 23, 2015

This fee schedule shall apply to the Managed Account generally referred to by the parties as the Emerging
Markets account. The Managed Account to which this fee schedule shall apply has a benchmark of the MSCI
Emerging Markets Small Cap Index.

As compensation for the services performed and the facilities and personnel provided by the Manager for TIFF
Multi-Asset Fund pursuant to this Agreement, the Fund will pay the Manager a performance based fee (the
Performance Fee) as described below.

All capitalized terms used but not defined in this Schedule
I-B shall have the meanings ascribed to them in the Agreement unless otherwise defined herein.

1	Definitions related to Fee Calculation

Average Net Assets: The net asset value of the Managed Account shall initially be equal to the value of such assets placed with the Manager as of the close of the Funds business on the Effective Date, computed as described in the Funds Registration Statement, and shall thereafter be adjusted to reflect the daily change in the value of the Managed Account and cash flows, if any, including withdrawals from or additions to the Managed Account by the Fund and payment of the following expenses due in respect of the preceding months or Calculation Periods (as the case may be): the Performance Fee and custodian transaction charges. Average Net Assets of the Managed Account means the average of the daily net asset values of the Managed Account for the applicable period. Where there are multiple Holdings, the Average Net Assets of a Holding shall be determined by multiplying the Average
Net Assets of the Managed Account by the applicable
Holding Ratio.

Calculation Date: In respect of a Holding, (i) the date commencing on the Effective Date of such Holding and ending on the last day of the calendar month in which a full 12 months of performance for such Holding has been achieved or (ii) if earlier, the date on which the Fund withdraws all or part of a Holding (exclusive of withdrawals made to pay custodian transaction charges and the fees payable hereunder).

Calculation Period: In relation to a Calculation Date during the Transitional Period, the Calculation Period is the period starting on the Effective Date of the Holding and ending on that Calculation Date. In relation to a Calculation Date during the Post-Transitional Period for the Holding, (i) the period of 60 months ending on the Calculation Date of the Holding or (ii) in relation to a Calculation Date arising on a withdrawal of a Holding, the period that starts on the day on which the next regularly occurring Calculation Period would have started (i.e. assuming no withdrawal) and ends on the date of the withdrawal, resulting in a Calculation Period of up to but not more than 60 months.

Effective Date: The Effective Date is (i) in relation to the first Holding, October 1, 2015, and (ii) in relation to each other Holding, the date on which the relevant addition is made to the Managed Account.

Excess Return: Excess Return is the arithmetic difference between the annualized performance of a Holding during the applicable Calculation Period, calculated geometrically, and the annualized performance of the MSCI Emerging
Markets Small Cap Index (net) during the same Calculation Period, calculated geometrically.

Holding: The first tranche of Managed Account assets placed with the Manager by the Fund and each subsequent addition to the Managed Account assets shall be a separate Holding, unless the subsequent addition is less than 20% of the value of the Holding most recently established as measured on the date of the subsequent addition, in which case such additional assets will be added to the most recently established Holding. Each
Holding will have its own Effective Date and separate
Performance Fees will be calculated in respect of each Holding.

Holding Ratio: In relation to each Holding, the Holding
Ratio is the value of the Holding divided by the value of the Managed Account as at the date when an addition or withdrawal is made or when a Performance Fee is paid.
Where the Manager and TIP agree to treat an addition as part of the most recently established Holding, each Holding Ratio shall be recalculated accordingly (e.g. the value of the most recently established Holding plus the addition divided by the value of the Managed Account as at the date when the addition is made).

Post-Transitional Period: The Post-Transitional Period for a
Holding shall commence on the first day of the month that immediately follows the last day of the Transitional Period.

Transitional Period: The Transitional Period for a Holding shall commence on the Effective Date of such Holding and shall end on the last day of the calendar month in which a full 60 months of performance for such Holding has been achieved.

2	Calculation and Payment of Performance Fee

For each Calculation Period and upon a withdrawal of all or part of a Holding, the Performance Fee shall be the higher of zero and the amount determined using the applicable formula set forth below, provided, however, the Performance Fee payable for any calculation period shall not exceed an amount equal to 161.5 basis points multiplied by the Average Net Assets of the relevant
Holding for such calculation period.

The Performance Fee shall be payable annually in arrears at the end of the month following the month in which the relevant Calculation Date occurs. The Performance Fee shall be paid from the Holding to which the fee relates, except for (i) those fees payable upon a complete withdrawal of a Holding or if the value of the Holding is less than the Performance Fee payable, in which case the fee shall be applied to the remaining Holding(s) on a first-in-first-out basis and (ii) those fees payable subsequent to a complete withdrawal of the Managed Account assets.

2.1	Performance Fee-Transitional Period:

During the Transitional Period for a Holding, the Performance Fee for such Holding shall be calculated using the following formula:

Period 1 (commences on the Effective Date of such
Holding and ends on the last day of the calendar month in which a full 12 months of performance has been achieved): (n/365 x Period 1 Excess Return x 20.2% x
Period 1 Average Net Assets of the relevant Holding), where n is equal to the number of days in the Calculation
Period.

Period 2 (commences on the Effective Date of such
Holding and ends on the last day of the calendar month in which a full 24 months of performance has been achieved): (n/365 x Period 2 Excess Return x 20.2% x
Period 2 Average Net Assets of the relevant Holding) -
Performance Fees paid to-date on that Holding, where n is equal to the number of days in the Calculation Period.

Period 3 (commences on the Effective Date of such
Holding and ends on the last day of the calendar month in which a full 36 months of performance has been achieved): (n/365 x Period 3 Excess Return x 20.2% x
Period 3 Average Net Assets of the relevant Holding) -
Performance Fees paid to-date on that Holding, where n is equal to the number of days in the Calculation Period.

Period 4 (commences on the Effective Date of such
Holding and ends on the last day of the calendar month in which a full 48 months of performance has been achieved): (n/365 x Period 4 Excess Return x 20.2% x
Period 4 Average Net Assets of the relevant Holding) -
Performance Fees paid to-date on that Holding, where n is equal to the number of days in the Calculation Period.

Period 5 (commences on the Effective Date of such
Holding and ends on the last day of the calendar month in which a full 60 months of performance has been achieved): (n/365 x Period 5 Excess Return x 20.2% x
Period 5 Average Net Assets of the relevant Holding) -
Performance Fees paid to-date on that Holding, where n is equal to the number of days in the Calculation Period.

2.2	Performance Fee-Post-Transitional Period:

For each Calculation Period following the Transitional
Period, the Performance Fee of a Holding shall be calculated using the following formula: Excess Return for the relevant Calculation Period (the 60 month period just ended) x 20.2% x Average Net Assets of the relevant
Holding for the Calculation Period.

2.3	Performance Fee-On Complete and Partial
Withdrawal of a Holding

A Performance Fee will also be calculated on a withdrawal of all or part of a Holding and shall become payable at the end of the month following the month in which such withdrawal occurred. Where the Fund has multiple
Holdings, a partial withdrawal of Managed Account assets shall be applied to the Holdings on a first-in-first-out basis.

2.3.1	Complete or Partial Withdrawal during the
Transition Period

A Performance Fee will be calculated for each Holding which is withdrawn during the Transition Period using the following formula:

(n/365 x Excess Return for the relevant Calculation Period x 20.2% x Average Net Assets of the Holding for the relevant Calculation Period) - Performance Fees paid to-date on that Holding, where n is equal to the number of days in the Calculation Period.

Where a withdrawal is allocated to only part of a Holding
(on the first-in-first-out basis), the Performance Fee for that Holding shall be pro-rated according to the proportion of the Holding withdrawn.

2.3.2	Complete or Partial Withdrawal following the
Transition Period

A Performance Fee will be calculated for each Holding which is withdrawn following the Transition Period using the following formula: (n/365 x Excess Return for the relevant Calculation Period x 20.2% x Average Net Assets of the Holding for the relevant Calculation Period) - any Performance Fees paid during the Calculation Period on that Holding, where n is equal to the number of days in the Calculation Period.

Where a withdrawal is allocated to only part of a Holding
(on the first-in-first-out basis), the Performance Fee for that Holding shall be pro-rated according to the proportion of the Holding withdrawn.




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Execution copy